Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in Amendment No. 3 of this Registration Statement on Form F-1 of Earntz Healthcare Products, Inc. of our report dated September 12, 2024, with respect to our audits of the consolidated financial statements of Earntz Healthcare Products, Inc. and Subsidiaries for the years ended December 31, 2023 and 2022 and for each of the years in the two-year period ended December 31, 2023. We also consent to the reference to us under the heading “Experts” in the Registration Statement.

/s/ Wei, Wei & Co., LLP

Flushing, New York

September 12, 2024